Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025, relating to the consolidated financial statements as of December 31, 2024, which appears in the Annual Report on Form 10-K of Ideal Power Inc. for the year ended December 31, 2024.

/s/ BPM LLP

San Jose, California

November 3, 2025